EXHIBIT 99.1

News Release
TANGER REPORTS FIRST QUARTER 2016 RESULTS
Adjusted Funds From Operations Per Share Increases 12.0%

Greensboro, NC, April 26, 2016, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported adjusted funds from operations ("AFFO") available to common shareholders for the three months ended March 31, 2016 increased 12.0% to $0.56 per share, or $55.8 million, from $0.50 per share, or $49.8 million for the three months ended March 31, 2015. A reconciliation of funds from operations ("FFO") available to common shareholders, a widely accepted supplemental measure of REIT performance, to AFFO available to common shareholders is shown in the table below.

"While we are excited to report our first quarter results, we were also deeply saddened by the tragic loss of Donald Drapkin, a member of our board of directors, in February of this year. He was an exceptional leader, friend and advisor who will be greatly missed by all of us at Tanger Outlets," commented Steven B. Tanger, President & Chief Executive Officer.

"AFFO of $0.56 per share for the quarter represents 12.0% growth over the first quarter of last year. Our consolidated portfolio generated same center net operating income growth for the 45th consecutive quarter, up 4.4% during the quarter, on top of the 4.0% increase we posted for the first quarter of 2015. In addition, during the first quarter of 2016, traffic into Tanger centers was up over 6% and average tenant sales increased 4.7% compared to the first quarter of 2015. As a result, average tenant sales for the rolling twelve months ended March 31, 2016 were up 1.5% compared to the rolling twelve months ended December 31, 2015 and were stable when compared to the rolling twelve months ended March 31, 2015," he added.

	Three months ended
	March 31,
In thousands, except per share amounts:	2016	2015
FFO available to common shareholders, as reported	$54,658	$49,771
As adjusted for:
Accelerated vesting of share-based compensation (1)	293	—
Write-off of debt discount due to repayment of debt prior to maturity (2)	882	—
Impact of above adjustments to the allocation of earnings to participating securities	(12)	—
AFFO available to common shareholders	$55,821	$49,771
Diluted weighted average common shares	100,056	99,775
FFO per share	$0.55	$0.50
AFFO per share	$0.56	$0.50

(1)	Represents restricted shares that vested immediately upon the death of Director Donald Drapkin.

(2)	Due to the January 28, 2016 early repayment of the $150 million mortgage secured by the Deer Park, New York property, which was scheduled to mature August 30, 2018.

Net income available to common shareholders for the three months ended March 31, 2016 was $26.9 million, or $0.28 per share, compared to $34.1 million, or $0.36 per share, for the three months ended March 31, 2015. Net income available to common shareholders for three months ended March 31, 2016 was positively impacted by a $4.9 million gain recognized on the sale of the company's outlet center located in Fort Myers, Florida. Net income available to common shareholders for three months ended March 31, 2015 was positively impacted by a $13.7 million gain on the sale of the company's 50% ownership interest in the Wisconsin Dells, Wisconsin joint venture.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Highlights for the Quarter

•	Same center net operating income increased 4.4% during the quarter, on top of a 4.0% increase during the first quarter of 2015

•	Blended average base rental rates on space renewed and released throughout the consolidated portfolio increased 21.1%, on top of a 23.1% increase for the first quarter of 2015

•	Consolidated portfolio occupancy rate of 96.6% as of March 31, 2016, compared to 96.7% at March 31, 2015

•	Average tenant sales for the consolidated portfolio for the rolling twelve months ended March 31, 2016 were $401 per square foot, up 1.5% compared to the rolling twelve months ended December 31, 2015

•	Average tenant sales for the consolidated portfolio for the rolling twelve months ended March 31, 2016 were stable when compared to the rolling twelve months ended March 31, 2015

•	Debt-to-total market capitalization ratio of 29% as of March 31, 2016, compared to 32% as of December 31, 2015

•	Interest coverage ratio for the quarter of 4.12 times

•	Raised regular quarterly common share cash dividend in April 2016 by 14% on annualized basis to $1.30 per share, marking the 23rd consecutive year of increased dividends

•	Continued construction of two new Tanger Outlet Centers scheduled to open in 2016

•	Completed the sale of one non-core outlet center in Fort Myers, Florida near Sanibel Island in January 2016

•	Reduced floating rate debt exposure by $108.7 million and unencumbered the Deer Park, New York outlet center in January 2016 by repaying a $150.0 million mortgage loan secured by the property

•	Amended the $250 million unsecured term loan in April 2016 to expand the notional amount to $325 million, extend the maturity to April 2021, and reduce the interest rate spread by 10 basis points

•	Reduced floating rate debt exposure by $175 million in April 2016 by entering into interest rate swap agreements

Cash Dividend Increased
On April 7, 2016, Tanger announced that its Board of Directors approved a 14% increase in the annual cash dividend on its common shares to $1.30 per share from $1.14 per share, which represents a three-year growth rate of 44% on a cumulative basis, or 13% on a compounded annual growth basis.  Simultaneously, the Board of Directors declared a quarterly dividend of $0.325 per share for the first quarter ended March 31, 2016, which will be payable May 13, 2016 to holders of record on April 29, 2016.  The company has paid cash dividends each quarter and has raised its dividend each year since becoming a public company in May 1993.

Core Portfolio Drives Operating Results
During the three months ended March 31, 2016, Tanger executed 228 leases totaling 948,000 square feet throughout its consolidated portfolio with a 21.1% increase in average base rental rates, on top of a 23.1% increase for the three months ended March 31, 2015. Lease renewals accounted for approximately 763,000 square feet, which generated an 18.0% increase in average base rental rates. As of March 31, 2016, Tanger had leases executed or in process for

65% of the consolidated portfolio space scheduled to expire by year-end, compared to 62% as of March 31, 2015. Re-tenanted space accounted for the remaining 185,000 square feet, with an increase in average base rental rates of 32.3%.

For the three months ended March 31, 2016, consolidated portfolio same center net operating income increased 4.4%, on top of a 4.0% increase for the three months ended March 31, 2015. Same center net operating income excludes lease termination fees of $0.6 million and $1.1 million for the three months ended March 31, 2016 and March 31, 2015, respectively.

Consolidated portfolio average tenant sales for the rolling twelve months ended March 31, 2016 were $401 per square foot, up 1.5% compared to the rolling twelve months ended December 31, 2015 and stable when compared to the rolling twelve months ended March 31, 2015. Sales are based on reports by all reporting retailers leasing outlet center stores less than 20,000 square feet in size which have occupied such stores for a minimum of twelve months.

As of March 31, 2016, the company's consolidated portfolio was 96.6% occupied, compared to 96.7% as of March 31, 2015.

Investment Activities Provide Potential Future Growth
In 2015, Tanger delivered four new Tanger Outlet Centers totaling 1.4 million square feet, or approximately 10% expansion based on the company's footprint at the beginning of the year. These projects represent a total investment of approximately $386.1 million and are currently expected to generate a weighted average stabilized yield of approximately 10.1%. Tanger's net equity requirement for these projects was approximately $153.1 million, substantially all of which had been funded as of March 31, 2016.
Construction of two additional Tanger Outlet Centers is ongoing, with plans to open both properties during 2016. Grand opening festivities are currently scheduled for June 2016 in the Columbus, Ohio market, and Tanger currently expects to complete construction in the Daytona Beach, Florida market in time for a holiday 2016 opening. These projects represent a total investment of approximately $186.2 million and are currently expected to generate a weighted average stabilized yield of approximately 10.3%. Tanger's net equity requirement is expected to be approximately $138.8 million. As of March 31, 2016, $82.4 million of the company's expected net equity requirement remained to be funded.
On March 16, 2016, Tanger announced the company's newest pre-development project, located in the greater Fort Worth, Texas market within the 279-acre Champions Circle mixed-use development adjacent to Texas Motor Speedway. The company plans to develop a 350,000 square foot outlet center featuring over 70 upscale brand name and designer retailers. Tanger has executed leases with a number of retailers, including Nike, Levi's, Banana Republic, Gap, Old Navy, Express, Skechers, Carter's and OshKosh. Pre-development and pre-leasing efforts for the project are ongoing. Pending sufficient progress, the company plans to acquire the land and commence construction. In addition, the company has a shadow pipeline of new development opportunities that have not yet been announced, all of which are also currently in the pre-development stage.
Asset Recycling Activity
On January 12, 2016, the company completed the sale of a small non-core outlet center in Fort Myers, Florida near Sanibel Island. The $26.0 million transaction represented a capitalization rate of approximately 7.0% for this bottom-tier asset. Tanger recognized a gain of $4.9 million on the sale of this asset during the first quarter of 2016 and has elected not to defer any taxable gain, as the transaction is not expected to have a significant impact on 2016 taxable income.
Since 2014, including the consolidated and unconsolidated portfolio of properties, Tanger has sold eight properties totaling approximately 1.3 million square feet with an average age of 22 years. During the same time period, the company added six new centers totaling approximately 2.1 million square feet. Currently, the average age of assets in the Tanger portfolio is 16 years.

Balance Sheet Summary
As of March 31, 2016, Tanger had a total market capitalization of approximately $5.2 billion including approximately $1.5 billion of debt outstanding, equating to a 29% debt-to-total market capitalization ratio. The company had $263.7 million outstanding under its $520.0 million in available unsecured lines of credit. For the three months ended March 31, 2016, Tanger maintained an interest coverage ratio of 4.12 times.

In January 2016, Tanger unencumbered the Deer Park, New York center by repaying the $150.0 million floating rate mortgage loan secured by the property and increased its legal ownership interest in the property to 100% by repaying a $28.4 million deferred financing obligation owed to its former partner. The transactions were funded with a portion of the proceeds from the asset sales and borrowings under the company's unsecured lines of credit, resulting in a $108.7 million reduction of Tanger's floating rate debt.

Subsequent to the end of the first quarter, on April 13, 2016, Tanger closed on an amendment to its outstanding $250 million unsecured term loan. The company increased the size of the unsecured term loan to $325 million, extended the maturity date more than two years from February 23, 2019 to April 13, 2021, and reduced the LIBOR spread from LIBOR plus 105 basis points to LIBOR plus 95 basis points. The proceeds of $75 million were used to pay down balances under the company's unsecured lines of credit.
In April 2016, Tanger also entered into interest rate swap agreements that fix the base LIBOR rate at an average of 1.03% on $175 million in LIBOR denominated debt through January 1, 2021. These derivatives, combined with derivatives in place since October 2013 that fix the base LIBOR rate at an average of 1.30% on $150 million in LIBOR denominated debt through August 14, 2018, effectively lock $325 million of the company's floating rate debt at an average of 2.11%.
On a pro-forma basis, as if these transactions had occurred on March 31, 2016, Tanger's floating rate debt exposure would have been 21% of total outstanding debt, or 6% of total enterprise value, and availability under the company's lines of credit would have been $331.3 million, or 64% of total line capacity.

FFO Per Share Guidance for 2016
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income, funds from operations, and adjusted funds from operations for 2016 will be as follows:

For the year ended December 31, 2016:
	Low Range	High Range
Estimated diluted net income per share	$1.05	$1.11
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures,
and gains on sale of real estate	1.24	1.24
Estimated diluted FFO per share	$2.29	$2.35
AFFO Adjustments	0.01	0.01
Estimated diluted AFFO per share	$2.30	$2.36

Tanger's guidance reflects the net dilutive impact of approximately $0.08 per share related to assets sold during 2015 and January 2016. The company's estimates assume same center net operating income growth of 3.0% to 3.5% and that tenant sales remain stable. In addition, 2016 guidance includes incremental net operating income related to the full year impact of four new outlet centers that opened in 2015, and the partial year impact of the new outlet center in Columbus, Ohio that is expected to open in 2016. The Daytona Beach, Florida project is not expected to have a significant impact until 2017, as it is not expected to open until holiday 2016.

Tanger's estimates reflect average projected general and administrative expense of approximately $11.4 million to $11.9 million per quarter and average projected management, leasing, and other services income of approximately $1.0 million per quarter . Tanger's guidance does not include the impact of any additional termination rents or brand-wide store closures, additional refinancing transactions, the sale of any out parcels of land, any property acquisitions, or the sale of any additional properties. The company's guidance is based on approximately 100.1 million weighted average diluted common shares for 2016.

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Wednesday, April 27, 2016, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 7901236 to be connected to the Tanger Factory Outlet Centers First Quarter 2016 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from April 27, 2016 at 1:00 p.m. through May 11, 2016 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 7901236. An online archive of the web cast will also be available through May 11, 2016.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 42 upscale outlet shopping centers and 2 additional centers currently under construction. Tanger's operating properties are located in 21 states coast to coast and in Canada, totaling approximately 14.3 million square feet leased to over 3,000 stores operated by more than 470 different brand name companies. The company has more than 35 years experience in the outlet industry. Tanger Outlet Centers continue to attract more than 185 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2016. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, same center net operating income, general and administrative expenses, income from management, leasing, and other services, and the dilutive impact from sales of certain assets; plans for new developments; timing of land purchases, achievement of sufficient pre-leasing, projected openings of proposed developments; total costs and equity requirements to complete construction of outlet centers and the expected average stabilized yield; the impact of asset sales on taxable income as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income or funds from operations, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2016	2015
Revenues
Base rentals (a)	$72,623	$67,629
Percentage rentals	2,150	2,229
Expense reimbursements	33,242	33,364
Management, leasing and other services	1,121	1,283
Other income	1,669	1,421
Total revenues	110,805	105,926
Expenses
Property operating	37,874	37,732
General and administrative	11,565	11,305
Depreciation and amortization	26,567	23,989
Total expenses	76,006	73,026
Operating income	34,799	32,900
Other income/(expense)
Interest expense	(14,884)	(13,089)
Gain on sale of assets and interests in unconsolidated entities	4,887	13,726
Other nonoperating income (expense)	316	306
Income before equity in earnings of unconsolidated joint ventures	25,118	33,843
Equity in earnings of unconsolidated joint ventures	3,499	2,543
Net income	28,617	36,386
Noncontrolling interests in Operating Partnership	(1,444)	(1,855)
Noncontrolling interests in other consolidated partnerships	(23)	(19)
Net income attributable to Tanger Factory Outlet Centers, Inc.	27,150	34,512
Allocation of earnings to participating securities	(294)	(408)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$26,856	$34,104

Basic earnings per common share:
Net income	$0.28	$0.36

Diluted earnings per common share:
Net income	$0.28	$0.36

a.	Includes straight-line rent and market rent adjustments of $1,058 and $468 for the three months ended March 31, 2016 and 2015, respectively.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Rental property
Land	$235,622	$240,267
Buildings, improvements and fixtures	2,219,955	2,249,417
Construction in progress	42,287	23,533
	2,497,864	2,513,217
Accumulated depreciation	(749,325)	(748,341)
Total rental property, net	1,748,539	1,764,876
Cash and cash equivalents	18,877	21,558
Restricted cash (a)	—	121,306
Investments in unconsolidated joint ventures	218,732	201,083
Deferred lease costs and other intangibles, net	123,404	127,089
Prepaids and other assets	81,054	78,913
Total assets (b)	$2,190,606	$2,314,825

Liabilities and Equity
Liabilities
Debt
Senior, unsecured notes, net	$789,635	$789,285
Unsecured term loans, net	258,540	265,832
Mortgages payable, net	167,603	310,587
Unsecured lines of credit, net	259,890	186,220
Total debt (b)	1,475,668	1,551,924
Accounts payable and accrued expenses	67,608	97,396
Deferred financing obligation	—	28,388
Other liabilities	31,758	31,085
Total liabilities	1,575,034	1,708,793
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 96,126,507 and 95,880,825 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	961	959
Paid in capital	808,779	806,379
Accumulated distributions in excess of net income	(195,654)	(195,486)
Accumulated other comprehensive loss	(29,814)	(36,715)
Equity attributable to Tanger Factory Outlet Centers, Inc.	584,272	575,137
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	30,711	30,309
Noncontrolling interests in other consolidated partnerships	589	586
Total equity	615,572	606,032
Total liabilities and equity	$2,190,606	$2,314,825

a.	Represents net proceeds from the sale of four properties being held by a qualified intermediary.

b.
In accordance with recent accounting guidance, "Simplifying the Presentation of Debt Issuance Costs", our deferred debt origination costs and related accumulated amortization previously recorded in the line item “deferred debt origination costs, net” have been reclassified from assets to the respective debt line items within the liabilities section in the consolidated balance sheet as of December 31, 2015. The reclassification decreases previously reported total assets and total liabilities by $11.9 million.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended
	March 31,
	2016	2015
Funds from Operations (FFO) (a)
Net income	$28,617	$36,386
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	26,205	23,637
Depreciation and amortization of real estate assets - unconsolidated joint ventures	5,339	4,076
Gain on sale of assets and interests in unconsolidated entities	(4,887)	(13,726)
FFO	55,274	50,373
FFO attributable to noncontrolling interests in other consolidated partnerships	(47)	(42)
Allocation of earnings to participating securities	(569)	(560)
FFO available to common shareholders	$54,658	$49,771
FFO available to common shareholders per share - diluted	$0.55	$0.50

Weighted Average Shares
Basic weighted average common shares	94,944	94,536
Effect of notional units	—	82
Effect of outstanding options and restricted common shares	59	79
Diluted weighted average common shares (for earnings per share computations)	95,003	94,697
Exchangeable operating partnership units (b)	5,053	5,078
Diluted weighted average common shares (for funds from operations per share computations)	100,056	99,775

Other Information
Gross leasable area open at end of period -
Consolidated	11,527	11,345
Partially owned - unconsolidated	2,779	2,370

Outlet centers in operation at end of period -
Consolidated	33	36
Partially owned - unconsolidated	9	8

States operated in at end of period (c)	20	23
Occupancy at end of period (c,d)	96.6%	96.7%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

c.	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

d.	Excludes the Fort Myers, FL center which was sold on January 12, 2016.